Exhibit 99

News
PPG Media Contact:
Mark Silvey
Corporate Communications
+1-412-434-3046
silvey@ppg.com

PPG Investor Contact:
John Bruno
Investor Relations
+1-412-434-3466
jbruno@ppg.com
investor.ppg.com

PPG reports fourth quarter and full-year 2022 financial results
•Fourth quarter highlights include:
◦Net sales of $4.2 billion, up 5% in constant currencies driven by higher selling prices
◦Reported earnings per diluted share from continuing operations (EPS) of $1.01 and adjusted EPS of $1.22
◦Margin recovery with segment earnings growth of more than 20% year-over-year, despite more severe commercial and supply disruptions in China than original guidance
◦Higher effective tax rate in 2022 reduced year-over-year EPS by $0.25, primarily related to prior year discrete tax items that did not recur
•Record full-year 2022 sales of about $17.7 billion, aided by 8% organic growth
•Balance sheet flexibility remains

PITTSBURGH, Jan 19, 2023 – PPG (NYSE:PPG) today reported financial results for the fourth quarter 2022 and full-year 2022.
Fourth Quarter Consolidated Results

$ in millions, except EPS	4Q 2022	4Q 2021	Y-O-Y change
Net sales*	$4,185	$4,190	0%
Net income†	$238	$267	-11%
Adjusted net income†**	$286	$298	-4%
EPS†	$1.01	$1.12	-10%
Adjusted EPS†**	$1.22	$1.26	-3%

*Components of year-over-year net sales change: higher selling prices (+11%), lower sales volumes (-5%), divestiture-related sales and the wind down of Russia operations (-1%), unfavorable foreign currency translation (-5%)
**Detailed reconciliations of the reported to the adjusted figures are included below
†From continuing operations

President and CEO Comments
Tim Knavish, PPG president and chief executive officer, commented on the quarter:

We continued to make good progress on our focus to achieve full operating margin recovery, as year-over-year earnings improved in both segments despite more acute pandemic-related demand disruptions in China. This earnings improvement was driven by aggregate selling price increases that totaled 19% on a two-year stacked basis, as we remained focused on mitigating the significant cumulative cost inflation incurred the past two years.

Overall sales volumes declined 5% year over year as manufacturing activity slowed in most regions, including Asia Pacific where volumes were down a low double-digit percentage primarily due to the pandemic-related impacts in China. As anticipated, demand remained soft in global architectural do-it-yourself (DIY) coatings. In Europe, aggregate industrial activity weakened sequentially, and sales volumes were down a mid-single-digit percentage; however, our quarterly operating earnings in that region were consistent with prior-year levels, driven by strong price realization and cost management. We delivered record net sales in our automotive refinish and PPG Comex coatings businesses reflecting our leading products and strong commercial relationships. Global aerospace demand continued to recover leading to strong year-over-year organic sales growth of about 20%, even though certain supply chain challenges remained.

Looking ahead, we remain highly focused on building further momentum to restore margins in line with our historical profile. In the first quarter, we will continue to prioritize supporting our customers through superior service and products, executing our cost-savings initiatives, and optimizing inventory. We expect the overall demand environment to remain consistent sequentially with the fourth quarter with soft economic activity remaining in Europe and China. However, as the year progresses, we anticipate several positive catalysts that will enable earnings improvement, including certain PPG commercial initiatives with our valued customers and the continued rebound in demand for our technology-advantaged aerospace products. Other catalysts include moderating raw material costs, coatings demand stabilization in Europe beginning in the second quarter, and strong economic recovery in China as the pandemic reopening progresses. Finally, with fewer supply chain disruptions we expect ample commodity raw material availability and improved manufacturing efficiencies.

Lastly, I am looking forward to leading PPG in my new role and want to thank our customers for selecting PPG as their supplier of choice, our shareholders for their confidence, and our global employees who demonstrate The PPG Way by making it happen every day.

Fourth Quarter 2022 Reportable Segment Financial Results
•Performance Coatings segment

$ in millions	4Q 2022	4Q 2021	Y-O-Y change
Net sales	$2,490	$2,507	-1%
Segment income	$272	$243	+12%
Segment income %	10.9%	9.7%
Sales volumes			-4%
Selling prices			+9%
Divestitures and wind down of Russia			-1%
Foreign currency translation			-5%

Performance Coatings net sales were down slightly versus the prior-year fourth quarter as lower sales volumes, the impact of divestitures, the wind down of business in Russia, and unfavorable foreign currency translation impacts were nearly all offset by selling price increases in all businesses.

Excluding Asia, broad supply chain disruptions continued to moderate during the quarter, with the most significant remaining challenges impacting the aerospace coatings business. As expected, demand for architectural coatings DIY products in Europe remained soft due to customer inventory destocking and lower consumer confidence stemming from current geopolitical issues. While softer DIY demand drove lower sales volumes in the U.S. architectural coatings business, several new business wins will aid growth in future quarters. PPG Comex delivered another strong quarter and finished with over 5,100 concessionaire locations, up about 3% from last year. Automotive refinish coatings organic sales grew by a low double-digit percentage driven by higher selling prices and sales volumes, despite significant impacts to demand in China due to pandemic-related disruptions. Aerospace coatings sales volumes remained robust and order backlogs remained at historic highs as supply chain disruptions continued. Traffic solutions organic sales were flat in the seasonally low fourth quarter. Organic sales in the protective and marine coatings business declined by a low single-digit percentage, primarily due to pandemic-related disruptions in China.

Segment income increased by 12% versus the prior year primarily due to higher selling prices and restructuring cost savings which more than offset cost inflation, the impact of lower sales volumes, unfavorable foreign currency translation, and increased manufacturing costs. Segment operating margins improved by 120 basis points year over year.

•Industrial Coatings segment

$ in millions	4Q 2022	4Q 2021	Y-O-Y change
Net sales	$1,695	$1,683	+1%
Segment income	$155	$105	+48%
Segment income %	9.1%	6.2%
Sales volumes			-5%
Selling prices			+13%
Divestitures and wind down of Russia			-1%
Foreign currency translation			-6%

Industrial Coatings net sales increased modestly as higher selling prices across all businesses were partially offset by lower sales volumes, unfavorable foreign currency translation, and the wind down of business in Russia.

Automotive original equipment manufacturer (OEM) coatings organic sales were up a low double-digit percentage due to higher global selling prices coupled with increased year-over-year sales volumes in Europe. Global automotive OEM industry production continued to be impacted by certain customer production outages due to component shortages and pandemic-related disruptions in China, both of which are expected to improve in 2023. Industrial coatings organic sales were up a mid-single-digit percentage driven by strong selling price realization, partially offset by lower sales volumes in Europe and China due to softer industrial production activity. Packaging coatings delivered mid-single-digit percentage organic sales growth led by higher selling prices, which were offset by lower sales volumes in most regions.

Segment income was higher than the prior year by $50 million mainly due to higher selling prices and restructuring cost savings, partially offset by lower sales volumes, increased raw material and energy costs, and unfavorable foreign currency translation. Segment margins improved by 290 basis points compared to the fourth quarter 2021.

Additional Financial Information
•At year end, the company had cash and short-term investments totaling nearly $1.2 billion. Net debt was $5.7 billion, which was comparable to the prior year end. Inventories were higher year over year but declined sequentially in comparison to the third quarter 2022 due to destocking initiatives that are expected to continue into 2023.
•Corporate expenses were $52 million in the fourth quarter, including lower incentive compensation expense year over year.

•Acquisition-related synergies and business restructuring programs delivered about $20 million of cost savings in the quarter.
•The company’s reported and adjusted effective tax rates for the fourth quarter 2022 were both about 23%, compared to 2021 reported and adjusted rates of 1% and 5%, respectively. The fourth quarter 2021 reported and adjusted earnings per diluted share were both impacted by the lower tax rates that included favorable discrete items that did not recur in the fourth quarter of 2022.

Full-Year 2022 Financial Results

$ in millions, except EPS	2022	2021	Y-O-Y change
Net sales*	$17,652	$16,802	+5%
Net income†	$1,028	$1,420	-28%
Adjusted net income†**	$1,436	$1,619	-11%
EPS†	$4.33	$5.93	-27%
Adjusted EPS†**	$6.05	$6.77	-11%

*Components of year-over-year net sales change: higher selling prices (+11%), lower sales volumes (-3%), acquisition-related sales (+3%), unfavorable foreign currency translation (-5%), divestiture-related sales and the wind down of Russia operations (-1%),
**Detailed reconciliations of the reported to the adjusted figures are included below
†From continuing operations

Full-year 2022 reported net sales from continuing operations were approximately $17.7 billion, up about 5% versus the prior year. Organic sales were higher by 8% driven by higher selling prices. Net income in 2022 decreased versus 2021 due to raw material cost inflation, lower sales volumes, unfavorable foreign-currency translation, and higher manufacturing costs related to supply and labor disruptions, partially offset by higher selling prices, restructuring cost savings and acquisition-related synergies.

In 2022, the company paid $570 million in dividends. Capital expenditures totaled about $520 million, which was higher than the prior year due to more normalized spending. The company had about $1 billion remaining on its current share repurchase authorization at the end of 2022.

Outlook
The company today reported the following projections for the first quarter 2023 based on current global economic activity and in consideration of the near-term economic uncertainty associated with the impacts of geopolitical issues in Europe and the continuing pandemic, especially in China:
•Aggregate sales volumes down a mid-single-digit percentage year over year
•Corporate expenses of between $90 million and $95 million; higher than prior year, partially due to increasing pension costs (non-cash) and prior-year adjustments to incentive compensation that are not expected to recur
•Net interest expense of between $38 million and $40 million
•Effective tax rate of 22% to 24%
•Reported EPS of $0.95 to $1.05
•Adjusted EPS of $1.10 to $1.20, excluding amortization expense of $0.13 and costs related to previously approved and communicated business restructuring of $0.02.

The higher corporate and interest expenses are projected to decrease reported and adjusted EPS by about $0.20 on a year-over-year basis.

A detailed commentary and associated presentation slides related to the fourth quarter financial information is posted on the company’s investor relations website.

The term organic sales as used in this press release is defined as net sales excluding the impact of currency, acquisitions, divestitures, and the wind down of Russia operations.

PPG: WE PROTECT AND BEAUTIFY THE WORLD®
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and specialty materials that our customers have trusted for 140 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 75 countries and reported net sales of $17.7 billion in 2022. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

The PPG Logo and We protect and beautify the world are registered trademarks of PPG Industries Ohio, Inc.

Additional Information
PPG will provide detailed commentary regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at about 4:30 p.m. ET today, January 19. The company will hold a conference call to review its fourth quarter and full-year 2022 financial performance on January 20, at 8:00 a.m. ET. Participants can pre-register for the conference by navigating to
https://www.netroadshow.com/events/login?show=273e775f&confId=45435.
The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com. A telephone replay will be available, January 20, beginning at approximately 11:00 a.m. ET, through February 3, at 11:59 p.m. ET. The dial-in numbers for the replay are: in the United States, 1-866-813-9403; Canada, 1-226-828-7578; UK, (Local) 0204-525-0658; international, +44-204-525-0658; passcode 195860. A Web replay also will be available shortly after the call on the PPG Investor Center at www.ppg.com, and will remain through Friday, January 19, 2024.

Forward-Looking Statements
Statements contained herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance. These matters within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, involve risks and uncertainties that may affect PPG’s operations, as discussed in the company’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act, and the rules and regulations promulgated thereunder. Accordingly, many factors could cause actual results to differ materially from the forward-looking statements contained herein. Such factors include statements related to the expected effects on our business of COVID-19, global economic conditions, geopolitical issues in Europe, the amount of future share repurchases, increasing price and product competition by our competitors, fluctuations in cost and availability of raw materials, energy, labor and logistics, the ability to achieve selling price increases, the ability to recover margins, customer inventory levels, PPG inventory levels, the ability to maintain favorable supplier relationships and arrangements, the timing of realization of anticipated cost savings from restructuring and other initiatives, the ability to identify additional cost savings opportunities, the timing and expected benefits of potential future and completed acquisitions, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions, the unpredictability of existing and possible future litigation, including asbestos litigation, and governmental investigations. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here and in our 2021 Annual Report on Form 10-K considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, lower sales or earnings, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity.

All information in this release speaks only as of January 19, 2023, and any distribution of this release after that date is not intended and will not be construed as updating or confirming such information. PPG undertakes no obligation to update any forward-looking statement, except as otherwise required by applicable law.

Regulation G Reconciliation
PPG believes investors’ understanding of the company’s performance is enhanced by the disclosure of net income, earnings per diluted share from continuing operations and PPG’s effective tax rate adjusted for certain items. PPG’s management considers this information useful in providing insight into the company’s ongoing performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis or that are not attributable to our primary operations. Net income, earnings per diluted share from continuing operations and the effective tax rate adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and should not be considered a substitute for net income, earnings per diluted share, the effective tax rate or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income, adjusted earnings per diluted share and the adjusted effective tax rate may not be comparable to similarly titled measures as reported by other companies.

Regulation G Reconciliation - Net Income and Earnings per Diluted Share
($ in millions, except per-share amounts)

	Fourth Quarter 2022		Fourth Quarter 2021
	$	EPS(a)	$	EPS(a)
Reported net income from continuing operations	$238	$1.01	$267	$1.12
Acquisition-related amortization expense	31	0.13	35	0.15
Impairment and other related charges, net(b)	11	0.05	—	—
Business restructuring-related costs, net(c)	6	0.03	50	0.21
Pension settlement charge	—	—	36	0.15
Environmental remediation charges	—	—	7	0.03
Transaction-related costs, net(d)	—	—	4	0.02
Asbestos-related claims reserve adjustment(e)	—	—	(101)	(0.42)
Adjusted net income from continuing operations, excluding certain items	$286	$1.22	$298	$1.26

	Full Year 2022		Full Year 2021
	$	EPS(a)	$	EPS(a)
Reported net income from continuing operations	$1,028	$4.33	$1,420	$5.93
Impairment and other related charges, net(b)	214	0.90	12	0.05
Acquisition-related amortization expense	126	0.53	130	0.55
Business restructuring-related costs, net(c)	56	0.24	20	0.08
Transaction-related costs, net(d)	12	0.05	69	0.29
Pension settlement charge	—	—	36	0.15
Environmental remediation charges	—	—	26	0.11
Net tax charge related to UK statutory rate change	—	—	22	0.09
Expenses incurred due to natural disasters(f)	—	—	13	0.06
Decrease in allowance for doubtful accounts related to COVID-19	—	—	(11)	(0.05)
Income from legal settlements	—	—	(17)	(0.07)
Asbestos-related claims reserve adjustment(e)	—	—	(101)	(0.42)
Adjusted net income from continuing operations, excluding certain items	$1,436	$6.05	$1,619	$6.77

	Fourth Quarter 2022			Fourth Quarter 2021
	Income Before Income Taxes	Tax Expense	Effective Tax Rate	Income Before Income Taxes	Tax Expense	Effective Tax Rate
Effective tax rate, continuing operations	$319	$73	22.9%	$282	$4	1.4%
Acquisition-related amortization expense	41	10	24.4%	46	11	24.8%
Impairment and other related charges, net(b)	15	4	24.7%	—	—	—%
Business restructuring-related costs, net(c)	8	2	29.7%	67	17	25.3%
Pension settlement charge	—	—	—%	50	14	26.6%
Environmental remediation charges	—	—	—%	9	2	24.3%
Transaction-related costs, net(d)	—	—	—%	5	1	22.3%
Asbestos-related claims reserve adjustment(e)	—	—	—%	(133)	(32)	24.3%
Adjusted effective tax rate, continuing operations, excluding certain items	$383	$89	23.2%	$326	$17	5.2%

	Full Year 2022			Full Year 2021
	Income Before Income Taxes	Tax Expense	Effective Tax Rate	Income Before Income Taxes	Tax Expense	Effective Tax Rate
Effective tax rate, continuing operations	$1,381	$325	23.5%	$1,815	$374	20.6%
Impairment and other related charges, net(b)	245	31	12.7%	21	6	29.2%
Acquisition-related amortization expense	166	40	24.1%	172	42	24.4%
Business restructuring-related costs, net(c)	75	19	25.3%	27	7	25.9%
Transaction-related costs, net(d)	10	(2)	(20.0%)	86	17	19.8%
Pension settlement charge	—	—	—%	50	14	26.6%
Environmental remediation charges	—	—	—%	35	9	24.3%
Net tax charge related to UK statutory rate change	—	—	—%	—	(22)	N/A
Expenses incurred due to natural disasters(f)	—	—	—%	17	4	24.3%
Decrease in allowance for doubtful accounts related to COVID-19	—	—	—%	(14)	(3)	24.7%
Income from legal settlements	—	—	—%	(22)	(5)	24.3%
Asbestos-related claims reserve adjustment(e)	—	—	—%	(133)	(32)	24.3%
Adjusted effective tax rate, continuing operations, excluding certain items	$1,877	$413	22.0%	$2,054	$411	20.0%
(a)Earnings per diluted share is calculated based on unrounded numbers. Figures in the table may not recalculate due to rounding.
(b)In the first quarter 2022, the Company recorded impairment and other related charges due to the wind down of the company’s operations in Russia. In the second quarter 2022, the Company released a portion of the previously established reserves due to the collection of certain trade receivables and the realization of certain inventories. In the fourth quarter 2022, impairment and other related charges were recorded related to the planned sale of a non-core business and for certain asset write downs. In 2021, an impairment charge was recorded for the write-down of certain assets related to the previously planned sale of certain smaller entities in non-strategic regions. Net loss of $3 million was attributable to noncontrolling interests.

(c)Included in business restructuring-related costs, net are business restructuring charges, accelerated depreciation of certain assets and other related costs, offset by releases related to previously approved programs and a $34 million gain on the sale of certain assets in the third quarter 2021 in connection with the Company’s manufacturing footprint consolidation plans and associated restructuring programs. This gain is included in Other charges/(income), net in the condensed consolidated statement of income.
(d)Transaction-related costs, net include advisory, legal, accounting, valuation, other professional or consulting fees, and certain internal costs directly incurred to effect acquisitions, as well as similar fees and other costs to effect disposals not classified as discontinued operations. These costs are included in Selling, general and administrative expense in the condensed consolidated statement of income. Transaction-related costs also include losses on the sale of certain assets, which are included in Other charges/(income), net in the condensed consolidated statement of income, and the impact for the step up to fair value of inventory acquired in certain acquisitions, which are included in Cost of sales, exclusive of depreciation and amortization in the condensed consolidated statement of income.
(e)In the fourth quarter 2021, the reserve for asbestos-related claims was reduced to reflect the Company’s current estimate of potential liability for these claims.
(f)In early 2021, a winter storm damaged a southern U.S. factory supporting the Company's specialty coatings and materials business as well as other Company factories in the southern U.S. Incremental expenses incurred due to this storm included costs related to maintenance and repairs of damaged property, freight and utility premiums and other incremental expenses directly related to the impacted areas.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME (unaudited)
(All amounts in millions except per-share data)
	Three Months Ended December 31		Twelve Months Ended December 31
	2022	2021	2022	2021
Net sales	$4,185	$4,190	$17,652	$16,802
Cost of sales, exclusive of depreciation and amortization	2,623	2,692	11,096	10,286
Selling, general and administrative	955	984	3,842	3,780
Depreciation	92	103	388	389
Amortization	41	46	166	172
Research and development, net	108	116	448	439
Interest expense	53	30	167	121
Interest income	(20)	(7)	(54)	(26)
Impairment and other related charges, net	15	—	245	21
Business restructuring, net	(3)	52	33	31
Pension settlement charge	—	50	—	50
Asbestos-related claims reserve adjustment	—	(133)	—	(133)
Other charges/(income), net	2	(25)	(60)	(143)
Income before income taxes	$319	$282	$1,381	$1,815
Income tax expense	73	4	325	374
Income from continuing operations	$246	$278	$1,056	$1,441
Income/(loss) from discontinued operations, net of tax	—	19	(2)	19
Net income attributable to the controlling and noncontrolling interests	$246	$297	$1,054	$1,460
Net income attributable to noncontrolling interests	(8)	(11)	(28)	(21)
Net income (attributable to PPG)	$238	$286	$1,026	$1,439

Amounts attributable to PPG:
Income from continuing operations, net of tax	$238	$267	$1,028	$1,420
Income/(loss) from discontinued operations, net of tax	—	19	(2)	19
Net income (attributable to PPG)	$238	$286	$1,026	$1,439

Earnings per common share (attributable to PPG)
Income from continuing operations, net of tax	$1.01	$1.12	$4.35	$5.98
Income/(loss) from discontinued operations, net of tax	—	0.08	(0.01)	0.08
Net income (attributable to PPG)	$1.01	$1.20	$4.34	$6.06

Earnings per common share (attributable to PPG) - assuming dilution
Income from continuing operations, net of tax	$1.01	$1.12	$4.33	$5.93
Income/(loss) from discontinued operations, net of tax	—	0.08	(0.01)	0.08
Net income (attributable to PPG)	$1.01	$1.20	$4.32	$6.01

Average shares outstanding	235.5	237.4	236.1	237.6

Average shares outstanding - assuming dilution	236.6	239.2	237.3	239.4

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS HIGHLIGHTS (unaudited)
($ in millions)
	Twelve Months Ended December 31
	2022	2021
Cash from operating activities - continuing operations	$963	$1,562
Cash used for investing activities:
Capital expenditures	$518	$371
Business acquisitions, net of cash balances acquired	$114	$2,137
Financing activities:
Dividends paid on PPG common stock	$570	$536

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET HIGHLIGHTS (unaudited)
($ in millions)
	December 31	December 31
	2022	2021
Current assets:
Cash and cash equivalents	$1,099	$1,005
Short-term investments	55	67
Receivables, net	3,303	3,152
Inventories	2,272	2,171
Other current assets	444	379
Total current assets	$7,173	$6,774

Current liabilities:
Short-term debt and current portion of long-term debt	$313	$9
Accounts payable and accrued liabilities	4,087	4,392
Current portion of operating lease liabilities	183	192
Restructuring reserves	138	173
Total current liabilities	$4,721	$4,766

Long-term debt	$6,503	$6,572

PPG OPERATING METRICS (unaudited)
($ in millions)
	December 31	December 31
	2022	2021
Operating Working Capital (a)	$2,830	$2,298
As a percent of quarter sales, annualized	16.9%	13.7%

(a) Operating working capital includes: (1) receivables from customers, net of allowance for doubtful accounts, (2) FIFO inventories and (3) trade liabilities.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT INFORMATION (unaudited)

($ in millions)
	Three Months Ended December 31		Twelve Months Ended December 31
	2022	2021	2022	2021
Net sales
Performance Coatings	$2,490	$2,507	$10,694	$10,333
Industrial Coatings	1,695	1,683	6,958	6,469
Total	$4,185	$4,190	$17,652	$16,802

Segment income
Performance Coatings	$272	$243	$1,399	$1,491
Industrial Coatings	155	105	643	680
Total	$427	$348	$2,042	$2,171

Items not allocated to segments
Corporate	(52)	(45)	(218)	(194)
Interest expense, net of interest income	(33)	(23)	(113)	(95)
Impairment and other related charges, net (Note A)	(15)	—	(245)	(21)
Business restructuring-related costs, net (Note B)	(8)	(67)	(75)	(27)
Transaction-related costs (Note C)	—	(5)	(10)	(86)
Environmental remediation charges	—	(9)	—	(35)
Expenses incurred due to natural disasters (Note D)	—	—	—	(17)
Pension settlement charge	—	(50)	—	(50)
Change in allowance for doubtful accounts related to COVID-19	—	—	—	14
Income from legal settlements	—	—	—	22
Asbestos-related claims reserve adjustment (Note E)	—	133	—	133
Income before income taxes	$319	$282	$1,381	$1,815

Note A:
In the first quarter 2022, the Company recorded impairment and other related charges due to the wind down of the company’s operations in Russia. In the second quarter 2022, the Company released a portion of the previously established reserves due to the collection of certain trade receivables and the realization of certain inventories. In the fourth quarter 2022, impairment and other related charges were recorded related to the planned sale of a non-core business and for certain asset write downs. In 2021, an impairment charge was recorded for the write-down of certain assets related to the previously planned sale of certain smaller entities in non-strategic regions.
Note B:
Included in business restructuring-related costs, net are business restructuring charges, accelerated depreciation of certain assets and other related costs, offset by releases related to previously approved programs and a $34 million gain on the sale of certain assets recognized in the third quarter 2021 in connection with the Company’s manufacturing footprint consolidation plans and associated restructuring programs. This gain is included in Other charges/(income), net in the condensed consolidated statement of income.

Note C:
Transaction-related costs include advisory, legal, accounting, valuation, other professional or consulting fees, and certain internal costs directly incurred to effect acquisitions, as well as similar fees and other costs to effect disposals not classified as discontinued operations. These costs are included in Selling, general and administrative expense in the condensed consolidated statement of income. Transaction-related costs also include losses on the sale of certain assets, which are included in Other charges/(income), net in the condensed consolidated statement of income, and the impact for the step up to fair value of inventory acquired in certain acquisitions, which are included in Cost of sales, exclusive of depreciation and amortization in the condensed consolidated statement of income.
Note D:
In early 2021, a winter storm damaged a southern U.S. factory supporting the Company's specialty coatings and materials business as well as other Company factories in the southern U.S. Incremental expenses incurred due to this storm included costs related to maintenance and repairs of damaged property, freight and utility premiums and other incremental expenses directly related to the impacted areas.

Note E:
In the fourth quarter 2021, the reserve for asbestos-related claims was reduced to reflect the company’s current estimate of potential liability for these claims.